Contact:  Jeffrey R. Kotkin
Office:  (860) 665-5154

NU Companies To Retire $830 Million of Public Debt, Preferred Securities

     HARTFORD, Connecticut, April 11, 2001-Northeast Utilities (NU) today announced that its subsidiaries have called or repurchased approximately
$830 million of publicly traded debt and preferred securities with the proceeds of the sale of Rate Reduction Bonds in Connecticut and the Millstone nuclear station in Waterford, Connecticut. All of the securities that were called will be retired no later than May 2, 2001.

     In addition, the NU System paid down $170 million that was financed through the sale of accounts receivables, and another approximately
$500 million of short-term debt that was borrowed through the system's credit lines.

     David R. McHale, NU Vice President and Treasurer, said, "These retirements and repurchases mean that we are paying off more than one-third of the public debt and 50 percent of the preferred obligations of the Northeast Utilities System. It underscores the dramatic financial improvement that has taken place at the company over the past year-and-a-half. That improvement will continue later this month, when we expect to sell $525 million of additional Rate Reduction Bonds to reduce stranded costs and debt levels at our New Hampshire subsidiaries, and next month when we expect to sell another $155 million of Rate Reduction Bonds to reduce stranded costs at Western Massachusetts Electric Company."

     Specific issues that are being retired and their outstanding balances as of March 1, 2001 are:

The Connecticut Light and Power Company (CL&P)

- First and Refunding Mortgage, 7.75 percent Bonds, 1997 Series C, due
  June 1, 2002, $200 million.  Called April 2, 2001 for redemption May 2,
  2001.  A portion of this issue was previously repurchased in the open market.

- First and Refunding Mortgage, 7.875 percent Bonds, 1996 Series A due
  June 1, 2001, $160 million.  Called March 30, 2001 for redemption
  April 30, 2001. A portion of this issue was previously repurchased in the open market.

- CL&P Capital L.P., 9.30 percent Cumulative Monthly Income Preferred Securities (MIPS), $100 million. Called March 30, 2001 for redemption
  April 30, 2001. The regular April 30, 2001 distribution will be paid separately. This issue had been traded on the New York Stock Exchange under the symbol "CPM PrA" since it was sold in January 1995. The issue will be redeemed at $25 per MIPS.

     Additionally, CL&P has repurchased $56 million of the $115 million of outstanding 1994 Series C first-mortgage bonds.

Western Massachusetts Electric Company (WMECO)

- First Mortgage Bonds, Series V, 7.75 percent coupon, due December 1, 2002, $40 million. Called March 30, 2001 for redemption April 30, 2001.

- First Mortgage, 7.375 percent Bonds, 1997 Series B, due July 1, 2001, $60 million. Called March 30, 2001 for redemption April 30, 2001.

- Series 1971B preferred stock, 7.72 percent dividend rate, $19.7 million. Called March 30, 2001 for redemption April 30, 2001.

- Series 1987 preferred stock, 7.60 percent dividend rate, $15 million. Called March 30, 2001 for redemption April 30, 2001.

     Because these WMECO retirements have already been funded by the company, WMECO has no more first-mortgage bonds or preferred stock.


Niantic Bay Fuel Trust

- Series G Notes, 8.59 percent coupon, $180 million.  Funded April 5, 2001.

     Two transactions provided the funds to call the securities listed above, both related to the restructuring of the electric utility industry in Connecticut and Massachusetts, On March 30, 2001, CL&P and the State of Connecticut closed on the sale of nearly $1.44 billion of Rate Reduction Bonds. While the majority of the proceeds were used to buy down and buy out high-cost purchased power contracts, approximately $400 million was available toCL&P to reduce the debt that had financed certain stranded costs.

     On March 31, 2001, CL&P and WMECO sold their shares of Millstone Station to Dominion Resources, Inc. The entire NU System received approximately
$1.2 billion for the three Millstone units.

     NU is New England's largest energy delivery system with approximately
1.77 million electric customers in Connecticut, New Hampshire and Massachusetts and 187,000 natural gas customers in Connecticut, and is one the largest competitive energy suppliers in New England.